Exhibit 26.0

CARLSERG

MANAGEMENT COMPANY
6171 WEST CENTURY BOULEVARD, SUITE [00
           LOS ANGELES, CALIFORNIA 90045
           POST OFFICE BOX 92006
           LOS ANGELES, CALIFORNIA 9.0009-2006
           310 258-9000   FAX 310 258-9009


         September 13, 2002

         Mr. Jerald S. Howe, Jr. Senior Vice President and General Counsel Veridian Corporation 1200 S. Hayes Street, Suite 1100
         Arlington, VA 22202

         Re: Sublease between Veridian Commercial Operations, Inc. (Landlord) and Accesspoint Corporation (Tenant)

         Dear Mr. Howe:

         6171, Ltd., a California limited partnership, the owner of California LAX Center, approves the sublease document referenced above. This approval is effective so long as Veridian Corporation, the Master Lease guarantor, remains fully liable for the Master Lease as outlined in Exhibit "E" (Guaranty of Lease) of the Master Lease between 6171. Ltd. and Veritect, Inc.

         It is also understood that Veridian Commercial Operations, Inc. is a wholly-owned subsidiary of Veridian Corporation.

         Sincerely yours,

         6171, Ltd.
         a California limited partnership
         By CARLSBERG PROPERTIES, INC.,
         a California corporation



         William W. Geary, Jr
         Its President

         WWG/cs


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                              AGREEMENT OF SUBLEASE


     THIS AGREEMENT OF SUBLEASE (this "Sublease") is made this day of August, 2002 by and between VERIDIAN COMMERCIAL OPERATIONS, INC. (dba Veritect, Inc.), a Delaware corporation, ("Landlord"), and ACCESSPOINT CORPORATION, a Nevada corporation ("Tenant").

                                   WITNESSETH:

     WHEREAS, pursuant to that certain Lease dated as of June 1, 2000, (the "Prime Lease"), Landlord leased from 6171 Ltd., a California limited partnership ("Prime Landlord"), approximately 11,172 rentable square feet which is delineated on Exhibit A attached hereto (the "Demised Premises") of the building located at 6171 W. Century Blvd, Los Angeles, California 90045 (the "Building").

     WHEREAS, Tenant desires to sublease from Landlord the Demised Premises;

     WHEREAS, the parties hereto desire to provide for the rental and other terms and conditions of such sublease as hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1. Demised Premises. Landlord hereby subleases the Demised Promises to Tenant, and Tenant hereby subleases the Demised Premises from Landlord, for the term and subject to the agreements, covenants and conditions hereinafter set forth.

     2. Term.

     (a) Except as set forth in this subsection below, the term of this Sublease (the "Term") shall commence on the earlier of (i) October 1, 2002 or (ii) the date upon which Tenant shall commence business operations in the Demised


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Premises (such earlier date, the "Commencement Date"), and shall end at 11:59
p.m. on March 30. 2011 (the "Expiration_Date"), or on any earlier date on which the Term shall be cancelled or terminated as hereinafter provided or pursuant to law. If Landlord shall be unable to deliver possession of the Demised Premises to Tenant on the Commencement Date for any reason, Landlord shall not be subject to any liability for failure to tender possession on said date. In such event, the rent covenanted to be paid herein shall not commence and the Commencement Date shall not be deemed to have occurred until possession of the Demised Premises is tendered to Tenant. Except as set forth in this subsection below, Landlord's failure to give possession on the Commencement Date shall not affect the validity of this Sublease or the obligations of Tenant hereunder, further, such failure shall not be construed to extend the Term, which shall in all events expire on the Expiration Date as set forth herein.


                                        I

     3. Rent.

     (a) Tenant hereby covenants and agrees to pay during the Term hereof annual base rent ("Annual Base Rent") of One Hundred Forty-seven Thousand and 4/100 Dollars ($147,470.04), payable without deduction, set-off, or demand in initial equal monthly installments of Twelve Thousand Two Hundred Eighty-nine and 20/100 Dollars ($12,289.20), in advance. On the first day of the second Lease Year (as defined below) and the first day of each successive Lease Year thereafter, said Annual Base Rent shall escalate by Six Thousand Seven Hundred Three and 20/100 Dollars ($6,703.20) over the prior year's Annual Base Rent. The first installment of Annual Base Rent shall he due and payable upon execution of this Sublease and shall be applied to the installment of Annual Base Rent due for December 2002. On the first day of December 2002 Tenant shall pay one half (1/2) of the installment of Annual Base Rent due for November 2002. All remaining monthly installments of Annual Base Rent shall be payable in advance, without notice, on the first day of each and every calendar month during the Term commencing on the first day of January 2003. Landlord hereby expressly agrees to abate all installments of Annual Base Rent due for October 2002 and one-half (1/2) of November 2002. If the first or last month of the Term is less than a full month, Annual Base Rent for such partial calendar month shall be prorated based upon the actual number of days in such calendar month during the Term. For the purposes of this Sublease, the term "Lease Year" shall mean the period of twelve (12) consecutive months commencing on the Commencement Date and each successive twelve (12) month period thereafter; provided that if the Commencement Date is not the first day of a calendar month then the first Lease Year shall commence on the Commencement Date and continue through the end of the calendar month in which the Commencement Date falls and for eleven (11) calendar months thereafter.

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     (b) In addition to the Annual Base Rent, Tennant shall pay to Landlord as further and additional rent hereunder, all sums of money, costs and charges of whatever nature or manner required to be paid by Tenant to Landlord or otherwise pursuant to this Sublease, other than Annual Base Rent (the "Additional Rent"), as and when required under any provision of this Sublease.

          (i)Tenant hereby covenants and agrees to pay Landlord, in addition to the Annual Base Rent and other charges and sums payable by Tenant under this Sublease, and as Additional Rent hereunder, all Real Property Taxes, Personal Property Taxes, Insurance Costs, Utility Costs and Operating Expenses payable by Landlord to the Prime Landlord (collectively the, "Pass Through Expenses") pursuant to the Prime Lease (as such Pass Through Expenses may be adjusted by Prime Landlord in accordance with the provisions of the Prime Lease) to the extent such Pass Through Expenses exceed the Pass Through Expenses for the 2002 calendar year (the "Pass Through Expenses Base Amount") and all Environmental Surcharges payable by Landlord under the Prime Lease and attributable in whole or in part to any period after the Commencement Date and before the Expiration Date. Payments of all Additional Rent pursuant to this Section 3(c)(i) (shall be due within ten (10) days after Tenant's receipt of a written invoice therefore from Landlord. unless otherwise provided for hereunder.

          (ii) At the option and discretion of Landlord, Landlord may from time to time during the Term hereof deliver to Tenant a good faith written estimate or revised written estimate of the amount which will be payable by Tenant pursuant to Subsection 3(d)(i) hereof with respect to any calendar year or part Thereof during the Term (the "Estimated Pass Through Expenses Increase"). Commencing with the first monthly installment of Rent becoming due and payable hereunder after the date of any such estimate of Estimated Pass Through Expenses Increase, and with each successive monthly installment of Annual Base Rent until Landlord's next estimate is rendered,

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     Tenant shall pay to Landlord, as Additional Rent, the sum specified by
     Landlord which is equal to one-twelfth (1/12) of the Estimated Pass Through Expenses Increase (including with such first monthly installment after the date of each such estimate, the amount by which the Estimated Pass Through Expenses Increase attributable to the period prior to such notice exceeds the amount already paid on account thereof by Tenant). Landlord shall furnish to Tenant, after the receipt by Landlord of Prime Landlord's annual statement of Pass Through Expenses, a statement setting for the amount payable by Tenant pursuant to Section 3(c)(i) hereof for the immediately preceding calendar year and Tenant shall pay to Landlord any deficiency (to the extent such calendar year falls within the Term) or Landlord shall credit toward future installments of Estimated Pass Through Expenses Increase any overpayment by Tenant of Estimated Pass Through Expenses Increase for the immediately preceding calendar year (to the extent such calendar year falls within the Term), provided. However, that if the Term shall terminate or expire prior to the full application of such credit (and if all amounts due to Landlord by Tenant shall have been paid), any balance due to Tenant shall be refunded within thirty (30) days following the date of such termination or expiration. Each of Landlord's statements shall be conclusive and binding on Tenant if Tenant does not dispute such statement in writing within forty-five (45) days after Tenant's receipt thereof

     (d) All Annual Past Rent and Additional Rent (collectively, "Rent') shall be payable to Landlord at Accounts Receivable, Veridian Commercial Operations, Inc., 10560 Arrowhead Dr., Fairfax, Virginia 22030-2305 or at such other address as Landlord may hereafter designate in writing, in lawful money of the United States, Without notice, demand, setoff or deduction whatsoever, at the times and in the manner specified in this Sublease.

     (e) If Tenant fails to pay any installment of Annual Base Rent or Estimated Pass Through Expenses Increase within five (5) business days after such installment becomes due and payable, or if Tenant fails to pay any other sum within five (5) business days after the due date thereof, such unpaid installment or other sum shall bear interest from the due date at the rate per annum which is three percent (3%) in excess of the "prime rate" as published in the "Money Rates" section of The Wall Street Journal (or, if less, the maximum interest rate allowed by law) (such rate, the "Sublease Interest Rate") from the date such installment or other sum first became due and payable to the date of payment thereof by Tenant. In addition, Tenant acknowledges that late payment of

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any installment of Annual Base Rent or any other sum payable by Tenant to
Landlord hereunder will cause Landlord to incur costs not contemplated by this Sublease, the exact amount of such costs being extremely difficult and impracticable to assess. Therefore, if any installment of Annual Base Rent or any other sum payable by Tenant to Landlord hereunder is not received by Landlord when due, Tenant shall pay to Landlord a late charge of three percent (3%) of the amount of such installment or other sum. Such late charge and interest shall constitute Additional Rent hereunder, due and payable with the next regular monthly installment of Rent, or, if no such regular monthly installment remains to be paid (whether by reason of acceleration, expiration or termination of the Term or otherwise) shall be due and payable immediately, Acceptance of any late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the rights and remedies available to Landlord.

     4. Security Deposit.

(a) Upon execution hereof Tenant shall deposit with Landlord a security deposit ("Security Deposit"), in the form of a Letter of Credit (as defined below), in the amount of Seventy-three Thousand Seven Hundred Thirty-five and 20/100 Dollars ($73,235.20) which Security Deposit shall be retained by Landlord as partial security for the faithful performance of all the covenants, conditions and agreements set forth or referenced in this Sublease. The Landlord's right to the possession of the Demised Premises for non-payment of Rent or for any other reason shall not be reduced by reason of the fact that Landlord holds this Security Deposit. In the event of any default by Tenant under this Sublease, Landlord shall have the right, but not the obligation, to draw on the Letter of Credit in whole or in part and to apply all or any part of the proceeds therefrom to (i) cure such default and/or (ii) to pay or reimburse any and all costs, damages, expenses losses or otherwise incurred or suffered in connection with such default or repossession of the Demised Premises or to other damages provided for in the Prime Lease or herein. in either event Tenant shall be obligated to, and shall, within five (5) business days after Tenants receipt of a written request from Landlord, deposit an additional Letter of Credit in the amount necessary to restore the Security Deposit to the amount of the original Letter of Credit deposited hereunder or such reduced amount as may be required subject to Section 4(d) below. Any application of the Security Deposit by Landlord shall not excuse or reduce Tenant's liability for defaults hereunder nor prevent Landlord from exercising any other rights or remedies provided for hereunder, at law and/or in equity, nor operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any remaining portion of the

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Security Deposit, if not applied, used or retained by Landlord for the purposes set forth above, is to be returned to Tenant after this Sublease is terminated or expires on its own terms, hereunder, provided, however, that in no event is any remaining balance of the Security Deposit to be returned to Tenant until Tenant has vacated the Demised Premises and delivered possession to Landlord in accordance with the terms hereof. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which might limit in any way the Landlord's application of the Security Deposit, it being agreed that Landlord may apply the Security Deposit in any manner and to any sum described herein.

     (b) For purposes of this Sublease, the "Letter of Credit" shall mean an unconditional, irrevocable, transferable letter of credit in substantially the form attached hereto as Exhibit B, which permits partial draws, having an expiration date of not less than twelve (12) months from issuance, and drawn on a federally insured banking institution organized under the laws of the United States which (i) has capital and surplus of $2,000,000,000 or more as reported in the most recent edition of Polks World Bank Directory or a similar reporting service, (ii) is not subject to any supervisory agreement or regulatory order imposed by the Comptroller of the Currency or the Federal Deposit Insurance Corporation relating to its financial soundness, and (iii) has an office or a correspondent in the Washington, D.C. or Los Angeles metropolitan areas. Tenant shall deliver to Landlord, not later than thirty (30) days before the scheduled expiration date of any Letter of Credit, an extension or renewal of such Letter of Credit for a period of not less than twelve (12) months. If Tenant fails to timely deliver such renewed or extended Letter of Credit, Landlord shall be entitled to draw on such Letter of Credit prior to its expiration and hold the drawn funds in accordance with the terms of this Sublease. This Section 4 shall apply equally to any renewed or extended Letter of Credit.

     (c) The amount of the Security Deposit is not intended to and shall not serve as a limitation of Tenant's liability to Landlord under this Sublease. Landlord expressly reserves each of its legal and equitable remedies against Tenant with respect to this Sublease.

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     (d) The amount of the Security Deposit required under this Section 4 shall be reduced by Twelve Thousand Two Hundred Eighty-nine 20/100 Dollars ($12,289.20) on the last day of each of the 12, 18, 24, 30 and 36 months of the Term (each period a "Reduction Period"), provided that at any such Reduction Period (1)Tenant is not then in default under this Sublease or the Prime Lease; and (2) no Event of Default (as defined below) has occurred in the six (6) months of the Term preceding such Reduction Period. The foregoing notwithstanding, the Security Deposit shall never be reduced to an amount that is less than Twelve Thousand Two Hundred Eighty-nine 20/100 Dollars ($12,289.20) as a result of this Section 4(d).

     5. Care and Restoration of the Demised Premises. Without limiting any other provision of this Sublease or of the Prime Lease, `tenant shall take good care of the Demised Premises, shall suffer no waste or injury thereto and shall comply with all laws, orders had regulations applicable to the Demised Premises, the Building and/or to `tenant's use, occupancy or manner of use or occupancy thereof or which are imposed on Landlord as tenant under the Prime Lease.

     6. Alterations. -

     (a) Condition of Demised Premises. Tenant shall accept the Demised Premises in its "as-is" condition, and Landlord shall not be required to perform any alterations or other work in connection therewith and to the extent permitted by law, Tenant waives Sections 1941 and 1942 of the Civil Code of California or any successor provision of law. Prior to the Commencement Date, Tenant shall have reasonable access to the Demised Premises solely for the purposes of installing office equipment (including computer systems and servers) and furniture, provided such installation is permitted under and is performed in accordance with the Prime Lease and this Sublease. Such early access shall not advance the expiration of the Term and Tenant covenants and agrees that such access shall be deemed subject to all of the Tenant's obligations, restrictions and covenants under the Prime Lease and this Sublease, except that no Rent shall be due to the Landlord from the Tenant for the period of such early access, provided Tenant does not commence business operations on the Demised Premises prior to the Commencement Date.

     (b) Restrictions on Alterations. Tenant will not make any alterations, installations, changes, replacements, additions or improvements in or to the Demised Premises or any part thereof, or to the Building or the Building's systems (collectively, the "Alterations"), without the express prior written consent of Landlord in each instance, which consent may be withheld or given in the sole discretion of Landlord. Any Alterations shall be effected only in accordance with the provisions of the Prime Lease and this Sublease and are subject to the consent of the Prime Landlord. Any Alteration that Tenant desires to undertake shall be presented to Landlord in written form with detailed plans thereof. Landlord shall notify Tenant in writing whether it approves or disapproves said Alteration and/or plans. Landlord's approval of such plans shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with applicable laws, ordinances, regulations, codes and other governmental requirements. Tenant shall reimburse Prime Landlord under Section 12 of the Prime Lease for Prime Landlord's review of Tenant's plans for any proposed Alteration. Tenant shall also reimburse Landlord in a sum not to exceed $500.00 for Landlord's review of Tenant's plans for any proposed Alteration. All Alterations shall be made under the supervision of a competent architect or licensed structural engineer, in a good and workmanlike manner and in accordance with plans approved by Landlord and all applicable laws. Tenant shall promptly pay for all work related to any Alteration whether done by Tenant or upon Tenant's order, and Tenant shall not permit or suffer any mechanic's, material men's or laborer's lien to be filed against this Sublease, Tenant's interest in this Sublease, the Demised Premises or the Building, which lien shall arise from the acts or omissions of Tenant, its agents, employees or contractors. If. notwithstanding the foregoing, any mechanic's, material men's or laborer's lien is filed against this Sub1ea~e, Tenant's interest in this Sublease, the Demised Premises or the Building as a result of work done by Tenant or upon Tenant's order, Tenant shall discharge or bond around to Landlord's satisfaction such lien(s) within fifteen (15) days of the filing thereof.

     (c) Alterations Become Property of Landlord. All Alterations shall, upon installation, become the property of Landlord (or the Prime Landlord if so provided under the Prime Lease) and shall remain upon, and he surrendered with, the Demised Premises unless Landlord, by notice to Tenant at the time of Landlord's approval of the plans for such Alterations elects to relinquish Landlords right thereto and to have such Alterations, or any portion thereof, removed by Tenant, in which event the same shall be removed from the Demised Premises by Tenant prior to the Expiration Date at Tenant's expense. Any movable personal property not attached or affixed to, or built into, any part of the Demised Premises and paid for solely by Tenant (whether or not so attached or fixed) (collectively, the "Tenant Property') shall be the property of Tenant and, subject to the Prime Lease, may be removed by Tenant prior to the

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expiration or earlier termination of the Term of this Sublease, provided that
Tenant shall repair, or shall reimburse Landlord immediately upon demand for all costs and expenses incurred in repairing any damage to the Demised Premises or the Building occasioned by such removal, all so as to restore the Demised Premises to the condition required under Section 7 hereof Any of Tenant's Property which is not removed when permitted to be removed by this Section 6 shall be deemed to have been abandoned and may, at the election of Landlord, either be retained as Landlord's property or removed from the Demised Premises by Landlord at Tenant's expense. If Landlord removes any Tenant Property, all costs and expenses incurred in connection with such removal, plus interest thereon at the Sublease Interest Rate until all such amounts and all accrued interest thereon have been paid, shall be deemed Additional Rent and shall be payable upon Landlord's demand thereof.

     7. Surrender. Upon the Expiration Date or earlier termination of this Sublease, Tenant shall quit and surrender to Landlord the Demised Premises, broom clean arid in as good order and condition as on the Commencement Date, ordinary wear and tear and damage from insured casualty excepted, and subject to the provisions of this Section 6, Tenant shall remove from the Demised Premises all of Tenant's Property. Tenant's obligation to perform and observe this covenant shall survive the expiration or other termination of the Term.

     8. Use: Furniture.

(a) Tenant shall use and occupy the Demised Premises solely for general office purposes and then only in accordance with the uses permitted under applicable zoning and other laws, rules and regulations, the rules issued by the Prime Landlord, as the same may be amended or modified from time to time and for no other purpose whatsoever without the prior written consent of Landlord. Tenant shall comply with all laws, ordinances, rules, orders and regulations of the United States of America, the State of California or any other public or quasi-public authority having jurisdiction over the Demised Premises or the Building at any time promulgated and in force, affecting the use or manner of use by Tenant of all or any part of the Demised Premises and the Building, or imposing any duty upon Prime Landlord, Landlord or Tenant with respect to the use, occupation or alteration of the Demised Premises. The failure of Tenant to obtain any licenses or permits required of Tenant to operate its business at the Demised Premises shall not relieve Tenant of its obligations hereunder as of the Commencement Date. As of the Commencement Date, Tenant shall assume responsibility for obtaining and maintaining any city inspection records, occupancy permits. licenses or otherwise that may be required for its use and/or occupancy of the Demised Premises that arise from alterations made to the Demised Premises by Tenant or otherwise.

     (b) This Sublease shall include the furniture and equipment listed on Exhibit C attached hereto (collectively, the "Furniture"), currently existing on the Demised Premises. Tenant shall accept all of the Furniture in its "as-is" "where-is" condition as of the Commencement Date. Tenant shall maintain the Furniture in the same condition as of the Commencement Date, ordinary wear and tear excepted, and upon the expiration or earlier termination of the Term, Tenant shall deliver up the Furniture (or replacements thereof that are at least equal to the Furniture in terms of type, quality, condition and age) to Landlord in such condition, free of encumbrances. Tenant shall maintain all-risk insurance with respect to the Furniture in accordance with the requirements of
Section 18 of the Prime Lease.

     9. Provisions of the Prime Lease.

     (a) This Sublease is made upon, and Tenants rights under this Sublease are subject to, the terms, covenants and conditions of the Prime Lease (excluding Sections 2, 3, 4, 7, 8, 22, 36(a) and (s), Exhibits B, D, E and Sections 1-4 and 7-9 of Exhibit F thereof with the same force and effect as if fully set forth herein at length, and except as otherwise provided for herein, Tenant shall keep, observe and perform or cause to be kept, observed and performed, faithfully all those terms, covenants and conditions of Landlord under the Prime Lease, except the provisions excluded above, and Landlord shall have all rights of Prime Landlord as set forth in the Prime Lease. The execution of this Sublease, and Landlord's consent thereto, shall not relieve Landlord of any of its obligations to the Prime Landlord under the Prime Lease. A copy of the Prime Lease is attached hereto and made a part hereof as Exhibit D. The foregoing and any other provision of this Sublease notwithstanding: (1) wherever this Sublease

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incorporates a provision of the Prime Lease requiring the "Landlord" under the
Prime Lease to perform or provide some act or service, Landlord's sole obligation shall be to use reasonable efforts to require the Prime Landlord to perform or provide such act or service, and Landlord does not hereby or otherwise obligate itself to undertake such act or service and shall not be in any manner liable for its or the Prime Landlord's failure to do so and (ii) (a) in any case or event where a time period is provided for the doing of any act by the "Tenant" under the Prime Lease, then Tenant's period for doing the same hereunder shall he reduced to one half (1/2) of any such time period, (b) in any case where a time period is provided for the doing of any act by the "Landlord" under the Prime Lease Landlord's period for doing the same hereunder shall be extended to an additional five (5) days and (c) in the event of a conflict or inconsistency between any term, covenant or condition hereof and of the Prime Lease, that which is more restrictive to Tenant shall govern.

     (b) In the event that the Prime Lease is terminated in accordance with its terms for any reason, this Sublease shall automatically cease and terminate as of the date upon which the Prime Lease is so terminated. Upon any such termination of the Sublease for reasons other than (i) Tenant's default hereunder or (ii) Landlord's default under the Prime Lease occasioned by Tenant's failure to satisfy its obligations hereunder, all Annual Base Rent and Additional Rent due and owing hereunder shall be prorated, as applicable, as of the date of such termination and paid to Landlord, and thereafter neither party shall have any further obligation or liability to the other arising from, through or under this Sublease, except as set forth herein. Notwithstanding the foregoing, should the Prime Lease be terminated prior to the earliest day when this Sublease could have been terminated by Landlord pursuant to its terms due to a default by Landlord under the Prime Lease (not related to Tenant's default or violation of this Sublease), Landlord shall be liable to Tenant (and hereby indemnifies Tenant against) for all actual damage to Tenant arising out of such early termination, provided that in no case shall Landlord be liable for (or have an obligation to indemnify Tenant for) any incidental or consequential damages.

     10. Hazardous Materials.

     (a) Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any Hazardous Materials, as defined in the Prime Lease, upon the Demised Premises or upon any other portion of the Building; however, that Tenant shall be entitled to use normal quantities

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of Hazardous Materials customarily used in normal general office use (such as copier toner, corrective fluids and cleaning supplies), in accordance with the manufacturer's instructions thereof and all environmental and/or health laws, rules or regulations relating thereto.

     11. Defaults.

     (a) Events of Default. Any one or more of the following events shall be an `Event of Default" hereunder:

          (i) Tenant shall fail to pay any Rent or other sum of money on the due date for such payment, Provided, however, on the first (1st) occurrence of an Event of Default, with respect to this Section 1 l(a)(i) only, in a calendar year, Landlord shall notify Tenant of such Event of Default and Tenant shall have three (3) days from Landlord's notice to cure said Event of Default. In the case of any subsequent Defaults in the same calendar year, Landlord shall not be required to notify Tenant and there shall be no three (3) day cure period.


          (ii) Tenant shall transfer or assign this Sublease or the estate of Tenant hereunder, or any portion thereof, or shall sublease the Demised Premises or any portion thereof, in violation of this Sublease.

          (iii) Tenant shall breach any of the covenants, conditions or provisions of Sections 9 (use), 12 (alterations), 13 (mechanics' liens), 22 (assignment), 23 (hazardous materials), 24 (estoppel certificate), 25 (financial statements), 28 (subordination) 3 6(b) (recording) or 3 6(w) (easements) of the Prime Lease, without the necessity of any notice by Landlord to Tenant thereof other than as set for the in such Sections.

          (iv) Tenant fails to keep in effect any insurance required to be maintained hereby or by the Prime Lease, and such failure continues for twenty (20) days after notice thereof is given by or on behalf of Landlord.

          (v) Tenant shall default in the performance or observance of any covenant or agreement of this Sublease or breaches a representation made hereunder (other than a default described in subsections (i) through (iv) above), and shall not cure such default within twenty (20) days after written notice of such default is given by or on behalf of Landlord, unless such default is of such nature that it cannot be cured within such twenty
     (20) day period and Tenant promptly shall have commenced cure within ten
     (10) days after notice and shall diligently prosecute the curing of same and actually cure same within a reasonable period of time thereafter (not to exceed forty-five (45) days in the aggregate); provided, however, that if three (3) or more such defaults under this Section 1 l(a)(v) shall occur in any twelve (12) month period, then notwithstanding that any such defaults may have each been cured by Tenant, no further notice or opportunity to cure shall be provided and any further default under this
     Section 1 1(a)(v) shall thereupon and immediately be deemed an Event of Default without necessity of notice or an opportunity to cure.

          (vi) Tenant shall vacate or abandon the Demised Premises at any time during the Term within the meaning of Section 1951.3 of the California Civil Code.

          (vii) Tenant shall sell its interest in the Demised Premises under attachment, execution or similar legal process.

          (viii) (A) Tenant shall become "insolvent,' as defined in Title 11 of the United States Code, entitled "Bankruptcy," 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), or under the insolvency laws of any state, district, commonwealth or territory of the United States of America or under the laws of any other country, district, commonwealth or territory having jurisdiction ("Insolvency Laws"); or (B) a receiver or custodian (or the equivalent of either) shall be appointed for any or all of Tenant's property or assets, or a foreclosure action shall be instituted on any of Tenant's property or assets; or (C) Tenant shall file a voluntary petition or its equivalent under the Bankruptcy Code or any Insolvency Laws; or (D) an involuntary petition or its equivalent shall be filed against Tenant as the subject debtor under the Bankruptcy Code or any Insolvency Laws, which petition shall not be dismissed within sixty (60) days of Tenant's notice of the filing, or which results in issuance of an order for relief against the debtor; or (E) Tenant shall make or consent to an assignment of its property or assets, in whole or in part, for the benefit of creditors, or a common law composition of creditors.

(ix) There shall be a Chronic Delinquency by Tenant in the payment of Rent of any other periodic payments required to be paid by Tenant under this Sublease. "Chronic Delinquency" shall mean failure by Tenant to pay Rent or any other payments required to be paid by Tenant under this Lease within three (3) days after written notice thereof for any three (3) months (consecutive or nonconsecutive) during any twelve (12) month period. In the event of a Chronic Delinquency, at Landlord's option, Landlord shall have the additional right to require that Rent and/or any other payments due under this Sublease be paid by Tenant quarter-annually, in advance. This provision shall in no way modify Tenant's obligation to pay Rent on the (1st) day of the month.

     Each notice specified or required above shall serve as, and not be in addition to, any notice required under California Code of Civil Procedure
Section 1161 or otherwise regarding unlawful detainer actions.

     (b) Remedies. Upon the occurrence of an Event of Default, Landlord, without notice to Tenant in any instance (except where expressly provided for below), may do any one or more of the following:

          (i) declare the Term of this Sublease ended and this Sublease terminated and canceled;

          (ii) if Landlord elects not to terminate this Sublease, Landlord may re-enter and take possession of the Demised Premises, as improved, and every part thereof and assign this Sublease or re-sublease the Demised Premises (collectively, a "Relleting") at the risk and cost of Tenant, whose default shall not relieve it of the responsibility for the difference between the Rent herein reserved and/or required to be paid and the rent actually received by Landlord upon a Reletting with respect to the portion of the Term remaining after such default occurs. Any such Reletting shall be on such terms, rental and conditions as Landlord may determine, and in no event shall Tenant have any right to any excess of such net rents collected pursuant to any Reletting over the sums due and payable by `tenant under this Sublease. In addition, in the case of any such Relctting, Tenant shall be responsible for the following costs incurred by
     Landlord: brokerage commissions, reasonable attorney's fees, the expenses of placing the Demised Premises in rentable condition and expenses related to the removal of any Alterations made by Tenant which removal is deemed necessary by Landlord in Reletttng the Demised Premises. Landlord shall have no duty to relet and shall not be liable for failure to relet all or any portion of the Demised Premises or to collect rentals under any such Reletting, nor shall Tenant be released from liability hereunder by reason thereof Any damage or loss of Rent sustained by Landlord may be recovered from Tenant, at Landlord's option, at the time of the Reletting, or in separate actions as said damages become determinable from Relettings, or in a single action deferred until the expiration of the Term (in which case the cause of action shall not accrue until the stated expiration of the Term of this Sublease), or in a single action prior to the Reletting or termination or expiration of this Sublease;

          (iii) should Landlord terminate this Lease as a result of Tenant's default, then, in addition to the other remedies described in this Section 11(b), at any time after said termination, at Landlord's election by written notice to Tenant, Tenant shall pay to Landlord the value at the time of said election of the excess, if any, of all Annual Base Rent and Additional Rent due-under this Sublease for the remainder of the Term (which would remain hut for termination of the Sublease by Landlord) over the then fair market sublease rental value of the Demised Premises (taking into account the then remaining period of the Term) subject to discount calculated with reference to the interest rate applicable at the time of Landlord's election to 10-year United States Treasury obligations maturing on that date which is the midpoint of the remaining Term of the Sublease (but for Landlord's termination of the Sublease) as of the date of Landlord's election; and/or

          (iv) perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Sublease which Tenant has failed to perform, the cost of which performance by Landlord, together with interest thereon at the Sublease Interest Rate from the date of such expenditure, shall be deemed Additional Rent and shall be payable by Tenant to Landlord upon demand.

     In the event of any default hereunder by Tenant, Tenant agrees to compensate Landlord for any court costs or attorney's fees incurred by Landlord in enforcing the provisions of this Sublease.

     Nothing herein shall prevent Landlord from claiming and collecting, in fill, damages for Rent accrued prior to termination of this Sublease and not paid, or from claiming and collecting under any applicable laws any amounts allowed thereby. If under the provisions of this Sublease applicable summary process shall be served, and a compromise or settlement thereof shall be made, such compromise or settlement shall not constitute a waiver of the covenants, conditions or agreements herein contained, and no waiver by Landlord of my breach of any covenant, condition or agreement herein contained shall operate as a waiver of the covenant, condition or agreement itself or of any subsequent breach thereof No provision of this Sublease shall be deemed to have been waived by Landlord unless such waiver shall he in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of Rent herein stipulated shall be deemed to he other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any lefter accompanying any check or payment as Rent be deenied an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy.

     (e) Removal of Personal Property. In the event of any entry or retaking of possession of the Demised Premises by Landlord upon the occurrence of a default, Landlord shall have the right, but not the obligation, after fifteen (15) days written notice to Tenant affording Tenant the right to remove its personal property, to remove from the Demised Premises all or any part of the personal property located therein and may place such property in storage at the expense and risk of the owner or owners thereof, provided that the notice provided for in this Section 11(c) shall not be required if Landlord's entry or retaking of possession of the Demised Premises occurs after the Expiration Date hereof or the expiration date of any extended Term, as applicable.

     (d) Additional Remedies. In addition to and not in limitation of the other remedies provided for in this Sublease, Landlord (i) was' exercise all of its remedies as may be permitted by law, including, but not limited to, any remedy provided by Section 1951.4 of the California Civil Code or any successor section thereof to the extent not already provided for in Section 11(b) hereof and (ii) shall be entitled to the restraining by injunction of any breach or default or attempted or threatened breach or default of any of the terms, covenants, conditions, provisions or agreements of this Sublease. Landlord shall have the right to remedy or attempt to remedy any default of Tenant under this Sublease for the account of Tenant and to enter upon the Demised Premises for such purposes. Landlord shall give notice to Tenant of the remedying by Landlord of any of Tenant's defaults, either before or after the performance of such remedy. No notice of Landlord's intention to reenter the Demised Premises need be given to Tenant unless expressly required by this Sublease. Landlord shall not be liable to Tenant for any loss, injury or damage caused by acts of Landlord in remedying or attempting to remedy such default and Tenant shall reimburse Landlord for all commercially reasonable costs and expenses incurred by Landlord in connection with remedying or attempting to remedy such default.

     (e) Remedies Cumulative. The remedies of Landlord provided for in this Sublease are cumulative and are not exclusive of any other remedies to which Landlord may be lawfully entitled. The exercise by Landlord of any remedy to which it is entitled shall not preclude or hinder the exercise of any other such remedy, nor constitute an election of remedies.

     (1) Notice of Termination. No acts of maintenance or preservation, effort to relet the Demised Premises, appointment of a receiver at the initiative of Landlord or Prime Landlord to protect the interests of either or any other act by Landlord or Prime Landlord, as the case may be, allowed by this Section 11 shall terminate this Sublease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Sublease.

     (g) Election of Remedy. Even though Landlord may have reentered the Demised Premises without declaring the Sublease ended and terminated, Landlord may thereafter elect to terminate this Sublease and all of the right of Tenant in and to the Premises. The various rights, options, elections, powers and remedies reserved to Landlord herein shall be cumulative and except as otherwise provided by statute Landlord may pursue and or all such rights and remedies whether at the same time or otherwise, and no single rights shall be deemed to be exclusive of any right or priority allowed by this Sublease, at law or in equity. No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of any such right, remedy or waiver of and default by Tenant. In addition to the foregoing, Landlord may exercise any other remedy now or hereafter available to a landlord against a defaulting tenant under the laws of the State of California

     12. Subordination. This Sublease is subject and subordinate to the Prime Lease, the leasehold estate or estates thereby created, all mortgages, and any and all renewals, modifications, consolidations,-replacements and extensions thereof

     13. Assignments and Further Subleases.


     (a) Tenant shall not, without the prior written consent of Landlord and, if required under the Prime Lease, Prime Landlord, voluntarily or involuntarily, by operation or law or otherwise, have the right to nor shall it (i) assign, mortgage, pledge, encumber or otherwise transfer this Sublease, the Term or the estate hereby granted or any interest hereunder. (ii) further sublet or offer for further subletting all or any part of the Demised Premises or (iii) permit all or any part of the Demised Premises to be utilized by anyone other than Tenant or its employees, for desk space, mailing privileges, as a concession or otherwise. For the purposes of this Section 13, except as provided herein, the terms "transfer" and "assign" shall be deemed to and shall include any transaction or series of transactions, including, without limitation, any sale, transfer or assignment (whether by operation of law, merger, consolidation or otherwise) which results in the current shareholders of Tenant owning less than fifty percent (50%) of the beneficial ownership interests in Tenant. Landlord shall not unreasonably withhold or delay its consent to any proposed assignment or sublease provided that the proposed assignee or subtenant satisfies the criteria of Section 22 of the Prime Lease, but may give or withhold its consent to any other transaction described in this Section 1 3 in its sole discretion. Tenant shall deliver to Landlord a copy of the agreement of assignment and assumption prior to the date upon which such agl7eement is effective.

     (10 Tenant shall give Landlord at least twenty (20) days' prior written notice ("Tenant's Request Notice") of its desire to assign or sublet, which notice shall (x) include all information described in Section 22 of the Prime Lease (y) state the date upon which it is intended that the proposed sublease or assignment will be effective (the "Proposed Transfer Commencement Date"), and
(a) identify the space that Tenant proposes to assign or sublease (the "Proposed Transfer Space"). Landlord shall provide its response to any complete Tenant's Request Notice within thirty (30) days of its receipt thereof If Landlord approves of the proposed assignment or subletting provided for in any complete Tenant's Request Notice and if Prime Landlord's Consent to such assignment or sublease shall be required, Landlord shall submit to Prime Landlord a request for Prime Landlord's consent to such assignment or sublease accompanied by all information which Tenant has provided to Landlord under this Section 13 concerning such proposed assignment or subletting. Tenant shall promptly provide to Landlord all additional information that may be reasonably requested by Prime Landlord in connection with its review of the application for its consent to such assignment or subletting.

     (c) For any period during which Tenant is in default hereunder beyond any applicable cure period, Tenant hereby assigns to Landlord the rent payable pursuant to any sublease and, hereby authorizes and directs each subtenant to pay such rent directly to Landlord.

     (d) Upon receipt of Tenant's Request Notice, Landlord shall have the right, at its sole discretion, to terminate this Sublease with respect to the Proposed Transfer Space by sending Tenant written notice of such termination within thirty (30) days after Landlords receipt of Tenant's Request Notice: and

     (1) if the Proposed Transfer Space is less than the entire area of the Demised Premises and Landlord exercises its right to terminate this Sublease with respect thereto, then (A) Tenant shall tender the Proposed Transfer Space to Landlord on the Proposed Transfer Commencement Date, and (B) as to that portion of the Demised Premises which is not part of the Proposed Transfer Space, this Sublease shall remain in full force and effect, except that the Annual Base Rent shall be reduced by the amount each bears to a fraction, the numerator of which shall be the number of square feet of rentable area in the Proposed Transfer Space and the denominator of which shall be the total rentable area of the Demised Premises. The cost of any construction required to permit the operation of the Proposed Transfer Space separate from the balance of the Demised Premises shall be paid by Tenant to Landlord as additional rent hereunder; or

          (ii) if the Proposed Transfer Space constitutes the entire area of the Demised Premises and Landlord elects to terminate this Sublease, then (i) Tenant shall tender the Demised Premises to Landlord on the Proposed Transfer Commencement Date, and (ii) this Sublease shall terminate on that date (without prejudice to Tenant's continued liability for obligations that have accrued but have not been performed as of that date).

     (e) If any sublease, assignment or other transfer, whether by operation of law or otherwise provides that the subtenant, assignee or other transferee thereunder is to pay any amount in excess of the rental and other charges due under this Lease, whether such excess be in the form of an increased monthly or annual rental, a Jump sum payment, payment for the sale, transfer or lease of Tenant's fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the Proposed Transfer Space does not constitute the entire Demised Premises, the existence of such excess shall be determined on a pro-rata basis), Landlord shall be paid fifty percent (50%) of any such excess or other premium applicable to the sublease, assignment or other transfer, net of reasonable advertising costs, reasonable brokerage commissions and reasonable remodeling costs incurred by Tenant in connection with such sublease assignment or transfer. Any such premium shall be paid by Tenant to Landlord as Additional Rent no later than ten (10) days after the receipt thereof by Tenant. Landlord shall have the right to inspect and audit Tenant's books and records relating to any sublease, assignment or other transfer. Any sublease, assignment or other transfer shall, at Landlord's option, be effected on forms approved by Landlord and/or the Prime Landlord.

     (1) No permitted assignment or subletting shall relieve Tenant of any of its obligations under this Sublease, including, in the case of an assignment, the obligation of Tenant to obtain Landlord's consent to any further assignment of this Sublease.

     (g) Tenant agrees to pay to Landlord as Additional Rent hereunder the reasonable cost (including attorney's fees) not to exceed $1,000.00 incurred by Landlord in cotmeetion with any requests by Tenant for Landlord to give its consent to any assignment, transfer, mortgage, encumbrance or subletting by Tenant.

     14. Quiet Enjoyment. Landlord covenants and agrees with Tenant that, upon Tenant paying the Rent reserved in this Sublease and observing and performing all the terms, covenants and conditions of this Sublease on Tenant's part to be observed and performed, and subject to the other terms hereof, Tenant may peaceably and quietly enjoy the Demised Premises during the Term, in accordance with the terms, covenants and conditions of this Sublease. Notwithstanding anything in the foregoing to the contrary, Landlord shall not be required to expend any money or institute any actions or proceedings in connection with the foregoing except to the extent that any interference with Tenant's right to peaceably and quietly enjoy the Demised Premises is made by any person or entity claiming by or through Landlord.

     15. Indemnification. Tenant shall indemnify and hold Landlord and/or its members, partners, shareholders, officers, employees and agents harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys' fees) suffered by or claimed against Landlord and/or its members, partners, shareholders, officers, employees or agents, directly or indirectly, arising out of (a) Tenant's use and occupancy of the Demised Premises or the business conducted by Tenant therein, (b) any act or omission of Tenant, its partners, employees, agents or invitees or (c) any breach of Tenant's obligations under this Sublease.

     16. Landlord Liability. Tenant shall look solely to the estate and property of Landlord in and to the Prime Lease in the event of any claim against Landlord arising out of or in connection with this Sublease, the relationship of Landlord and Tenant or Tenants use of the Demised Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Sublease, the relationship of Landlord and Tenant or Tenant's use of the Demised Premises, shall be limited to such estate and property of Landlord in and to the Prime Lease. No properties or assets of Landlord other than the estate and property of Landlord in and to the Prime Lease and, in any case, no property owned by any member, partner, shareholder or other owner of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Sublease, the relationship of Landlord and Tenant or Tenant's use of the Demised Premises. Notwithstanding anything to the contrary contained in this Sublease, if any provision of this Sublease expressly or impliedly obligates Landlord not to unreasonably withhold or delay its consent or approval, an action for declaratory judgment or specific performance shall be Tenant's sole right and remedy in any dispute as to whether Landlord has violated such obligation.

     17. Tenant Holdover. Tenant shall not continue to possess or occupy the Demised Premises after the expiration or earlier termination of the Term, except with Landlord's express prior written consent. If Tenant shall, without the express prior written consent of Landlord, continue to possess or occupy the Demised Premises after the expiration of the Term, then Tenant shall become a tenant by the month at one-twelfth of two hundred percent (200%) of the Annual Base Rent payable immediately preceding the expiration or earlier termination of the Term, said monthly tenancy commencing on the first day next after the effective date of such expiration or termination of the Term. If Landlord shall desire to regain possession of the Demised Premises at the expiration or termination of the Term, then at any time after such expiration or termination of the Term and prior to Landlord's acceptance of Rent from Tenant as a monthly tenant hereunder, Landlord, at its option, may re-enter and take possession of the Demised Premises, subject to applicable process of law. Tenant hereby expressly and irrevocably waives the right to any notice by Landlord in connection with Landlord's exercise of its rights under this Section 17.

     18. Brokers. Each of Landlord and Tenant hereby represents and warrants to the other that it has not employed or dealt with any broker, agent or finder in connection with the Demised Premises, this Sublease or the negotiations relating thereto other than Advantis Real Estate Services Company, CB Richard Ellis and Coldwell Banker Commercial Carlsberg (collectively, "Agents'). Landlord has by separate agreement recognized the Agents as agents for this Sublease and has agreed to compensate the Agents for their respective services rendered and shall be solely liable thereof. Each of Landlord and Tenant shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any other broker, agent or finder engaged by the indemnifying party or with whom the indemnifying party has dealt in connection with the Demised Premises, this Sublease or the negotiations relating thereto.

     19. Consent of Prime Landlord.

     (a) This Sublease is contingent upon the Prime Landlord's consent to this Sublease, in form and substance acceptable to Landlord. Promptly upon request, Tenant shall deliver to Landlord any financial statements and materials reasonably requested by Prime Landlord in connection with the application for its consent to this Sublease and not delivered by Tenant prior to the date hereof. If the Prime Landlord refuses to give its consent to this Sublease, or fails to approve this Sublease in a form and substance acceptable to Landlord within twenty (20) business days after its receipt of an executed copy of the Sublease, all financial statements and other materials reasonably required by Landlord, Landlord may terminate this Sublease by written notice to the Tenant, in which case Landlord will refund to Tenant any prepaid Rent and return to Tenant the Security Deposit and neither of the parties will have any further liability or obligation to the other party under this Sublease or otherwise.

     (h) Tenant agrees that in any case where the provisions of the Prime Lease or this Sublease require that consent or approval of Landlord or Prime Landlord be obtained prior to the taking of any action, it shall be a condition precedent to the taking of such an action that the prior consent or approval of Prime Landlord be obtained if Prime Landlord's consent is required under the provisions of the Prime Lease. Tenant agrees that Landlord shall not have any duty or responsibility with respect to obtaining the consent or approval of Prime Landlord when the same is required under the terms of the Lease, other than the transmission by Landlord to Prime Landlord of Tenant's request for such consent or approval.

     20. Continuing Obligation of Landlord. Landlord expressly acknowledges and confirms that, as between Landlord and Prime Landlord, this Sublease and Prime Landlord's consent thereto, in no way releases Landlord, or in any way mitigates or modifies Landlord's obligations under the Prime Lease to provide for the timely and proper performance of all terms and conditions of the Prime Lease undertaken by Tenant with respect to the Demised Premises. Landlord shall remain fully liable under all terms, covenants, and conditions of the Prime Lease to the end of the term of the Prime Lease and shall perform or cause to be performed all of its obligations thereunder, other than obligations that have been assumed by Tenant hereunder.

     21. ~ For the Term of this Sublease and provided that Tenant in not in default or breach of this Sublease, Tenant shall have the right to lease up to three (2.5) self-serve, unreserved parking spaces per 1,000 rentable square feet in the Demised Premises in the area designated by Prime Landlord for the Building's parking, subject to the requirements of Section 32 of the Prime Lease and payment for such spaces at the then prevailing rates as such rates may be determined in accordance with the Prime Lease. Subtenant acknowledges that if Tenant does not continuously lease all of the parking spaces described in this
Section 21, such spaces may only be available for future rental on an "as available" basis pursuant to the provisions of the Prime Lease.

     22. Uninterrupted Power Supplv. Provided that Tenant is not in default or breach of this Sublease, Tenant shall have the right, at `tenant's election, subject to the terms and restrictions of the Prime Lease, to use the Building's Uninterrupted Power Supply System on a monthly basis for a monthly charge of One Thousand One Hundred Seventeen and 20/100 Dollars ($1,117.20), which shall be payable monthly as Additional Rent at the same time as the monthly installments of Annual Base Rent are payable.

     23. General Provisions,

     (a) Governing Law. This Sublease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the State of California.

     (b) Severability . if any covenant or agreement of this Sublease or the application thereof to any person or circumstance shall be held to be illegal, invalid or unenforceable, then and in each such event the remainder of this Sublease or the application of such covenant or agreement to any other person or any other circumstance shall not be affected thereby, and each covenant and agreement of this Sublease shall remain valid and enforceable to the fullest extent permitted by law.

     (c) Entire Agreement. This Sublease and the attachments hereto contain the final and entire agreement between the parties hereto with respect to the subject matter hereof, and the parties shall not be bound by any prior terms, statements, conditions or representations, oral or written, express or implied, not herein containcd.

     (d) Conflicts Between this Sublease and the Prime Lease. Subject to the terms of Section 9 hereof with respect to the relationship between Landlord and Tenant, the terms and conditions of this Sublease shall take precedence with respect to any conflict between the terms and conditions contained herein and the terms and conditions of the Prime Lease. Nothing herein shall be construed in any way to affect the rights and obligations of Landlord and the Prime Landlord under the Prime Lease.

     (e) Due Execution. The individual person executing this Sublease on behalf of Tenant does hereby personally warrant and represent that he or she has the requisite power, right, capacity and authority to execute and deliver this Sublease on behalf of Tenant, as the case may be, and that this Sublease as so executed shall constitute a valid and binding obligation of Tenant..

     (f) No Partnership. Landlord and Tenant shall not be deemed by virtue of this Sublease to be partners or joint venturers, and their relationship as hereby established is that of lessor and lessee only.

     (g) Waiver of Redemption. Tenant hereby expressly waives, for itself and all persons claiming by, through, or under it, any and all rights of redemption granted by or under any present or future law in the event of Tenant's default under this Sublease. Without limiting the foregoing, in the event of exercise by Landlord of any one or more of its rights and remedies under Section 11 hereof, Tenant hereby expressly waives, for itself and for all persons claiming by through or under it any and all rights of redemption or relief from forfeiture under California Code of Civil Procedure Section 1174 or 1179 or any comparable statute, or granted by or under any present or future laws, and further releases Landlord and Prime Landlord from any and all claims demands and liabilities by reason of such exercise hi,' Landlord.

     (h) Notices. Any notice, demand or other communication which may be given or made by either party hereto shall be in writing and shall be given or made
(i) if to Landlord by hand delivery, by commercial courier, against receipt, by mailing the same by registered or certified mail, postage prepaid, against receipt or by telefacsimile (provided the transmitting machine produces an acknowledgment of delivery) or (ii) if to Tenant by hand delivery, by commercial courier, against receipt, by mailing the same by registered certified mail, postage prepaid, against receipt or by telefacsimilc (provided the transmitting machine produces an acknowledgment of delivery) addressed:

     (i) the case of Tenant prior to the Commencement Date:

Hardy Thomas
P.O. Box 11478
Marina Del Rey, CA 90295
Fax:   310.568.4166

      In the case of Tenant after the Commencement Date:

At the Demised Premises

                                       19
Fax:   310.568.4166


                   In the case of Landlord, to:

Jerald S. Howe, Jr.
SVP & General Counsel
Veridian
1200 S. Hayes Street

Suite 1100
Arlington, VA 22202

Either party may, by notice to the other given as aforesaid, designate a new or additional address to which any such notice, demand or other communication thereafter shall be given, made or mailed. Any such notice, demand or other communication shall be considered given or delivered, as the case may be, on the date of hand or facsimile delivery, one (1) business day after mailing by a generally recognized overnight courier (requesting proof of delivery), or three
(3) business days after the date of deposit in the United States mail as provided above. Landlord shall promptly transmit to Prime Landlord any notice or demand received from Tenant and shall promptly transmit to Tenant any notice or demand received from Prime Landlord which are related to the Demised Premises. Tenant shall promptly transmit to Landlord any notice or demand received from Prime Landlord or any other party relating to the Demised Premises (other than in the ordinary course of Tenant's business).

     (i) Attorneys' Fees. In the event of any lawsuit between Landlord and Tenant in connection with this Sublease or the Demised Premises, the prevailing party shall be entitled to reimbursement by the other for its reasonable attorneys' fees and costs in connection therewith.

     C) Survival. All obligations accruing under this Sublease on or before the expiration or earlier termination of this Sublease shall survive such expiration or termination.

     (k) Construction. The captions throughout this Sublease are for convenience only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Sublease, nor in any way effect this Sublease. The words "hereof', "herein" and "hereunder" and words of similar import when used in this Sublease shall refer to this Sublease as a whole and not to any particular provision of this Sublease, and Section, subsection, Schedule and Exhibit references are to this Sublease unless otherwise specified.

     (1) Successors. All rights, remedies and liabilities given or imposed hereunder shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective heirs, executors, administrators, successors and permitted assigns.

     (in) Condemnation. To the extent such are inconsistent with Section 21 of the Prime Lease the Landlord and Tenant hereby expressly waive as between themselves the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition a court to terminate a lease in the event of a partial taking of the Premises.

     (n) Damage or Destruction. Tenant expressly accepts its rights to termination its obligations hereunder in cases where the Demised Premises are damaged or destroyed as set forth in the Prime Lease. Accordingly, Tenant hereby expressly waives the provisions of California Civil Code Sections 1932(2) and 1933(4) which permit termination of a lease upon destruction of the lease premises and any other present or future statute that may so permit termination.

     (o) Singular and Plural. Wherever appropriate herein, the singular includes the plural and the plural includes the singular.

     (p) Counterpart. This Sublease may be executed in counterparts, but all counterparts shall constitute but one and the same instrument.

     24. Estoppel Certificate. Not more than once in any twelve month period, within fourteen (14) days of its receipt of a written request from Tenant, Landlord shall provide Tenant with a certificate stating, to the extent true, that (1) to the best of Landlord's knowledge at the time of such certificate Tenant is not in monetary default under this Sublease or the Prime Lease and (2) Landlord has not within the preceding six (6) months received a notice of default under the Prime Lease from Prime Landlord.



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



     IN WITNESS WHEREOF, Landlord and Tenant have each executed this Sublease on the day and year first hereinabove written.

                                    LANDLORD:

                                    VERIDIAN COMMERCIAL
                                    OPERATIONS, INC. (f/k/a Veritect, Inc.)


                                    By:
                                    Name:
                                    Title:

                                    TENANT:

                                    ACCESSPOINT


                                    By.
                                    Name:
                                    Title: